EXHIBIT 99.1

MEDIA CONTACTS:

Jessica Paar Samuel Adams 617-368-5060 Jessica.Paar@bostonbeer.com

Martin Roper to Retire as CEO of Boston Beer Company in 2018

Board initiates Successor search

BOSTON, February 2, 2017 -

The Boston Beer Company, Inc. (NYSE:SAM) today announced that Martin Roper, President and Chief Executive Officer, plans to retire in 2018 after leading the Company for more than 17 years. The Board of Directors has created a search committee and retained Korn Ferry to assist in identifying and evaluating the best candidates to succeed Roper as CEO.

In announcing his planned retirement, Roper said “I have advised the Board of Directors of my intentions a year in advance to assure a very smooth transition and a full and thorough search process for my replacement. I remain fully engaged and committed to leading the business as CEO until a successor is found and a seamless transition is completed. I am incredibly proud of everything that the employees of Boston Beer have accomplished and believe our future is very bright.”

Commenting on the announcement, Jim Koch, Founder and Chairman, said, “The Board has been discussing Martin’s plans for over a year. We are appreciative that his continued commitment to Boston Beer affords us the time to conduct a comprehensive search for his successor, while continuing to make progress against our 2017 business objectives.”

“Our performance under Martin’s stewardship has been incredible, and I am very grateful for his leadership, partnership and friendship over the last 22 years, during which the Company has grown eight fold,” Koch added. “With the strong leadership team he has built, we are set up for success, and I am confident we will find a very capable CEO to steps into his big shoes and lead Boston Beer into the future.”

ABOUT THE BOSTON BEER COMPANY
The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. Inspired and unafraid to challenge conventional thinking about beer, Jim brought the recipe to life in his kitchen. Pleased with the results of his work, Jim decided to sample his beer with bars in Boston in the hopes that drinkers would appreciate the complex, full-flavored beer he brewed fresh in America. That beer was aptly named Samuel Adams Boston Lager, in recognition of one of our nation’s great founding fathers, a man of independent mind and spirit. Little did Jim know at the time, Samuel Adams Boston Lager would soon become a catalyst of the American craft beer revolution.

Today, The Boston Beer Company brews more than 60 styles of beer. It relentlessly pursues the development of new styles and the perfection of classic beers by searching the world for the finest ingredients. Using the traditional four vessel brewing process, the Company often takes extra steps like dry-hopping, barrel-aging and a secondary fermentation known as krausening. The Company has also pioneered another revolution, the ‘extreme beer’ movement, where it seeks to challenge drinker’s perceptions of what beer can be. The Boston Beer Company has been committed to elevating the image of American craft beer by entering festivals and competitions around the globe, and is one of world’s most awarded breweries at international beer competitions. As an independent company, brewing quality beer remains its primary focus. Although Samuel Adams beer is America’s leading craft beer, it accounts for only one percent of the U.S. beer market. The Boston Beer Company will continue its independently-minded quest to brew great beer and to advocate for the growth of craft beer across America. For more information, please visit www.samueladams.com.

Samuel Adams and Samuel Adams Boston Lager are registered trademarks of The Boston Beer Company.

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